Release date: April 25, 2011	Exhibit 99.1
Contact: Steven F. Nicola
                Chief Financial Officer, Secretary &
                 Treasurer
              412-442-8262

MATTHEWS INTERNATIONAL REPORTS SALES INCREASE OVER 9%
AND CONTINUED EARNINGS GROWTH FOR SECOND QUARTER;
DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 25, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended March 31, 2011.  Net income attributable to the Company increased to $16,587,000 for the fiscal 2011 second quarter, compared to $15,931,000 for the same quarter a year ago.  Earnings per share for the fiscal 2011 second quarter were $0.56 per share, compared to $0.53 per share for the second quarter of fiscal 2010, representing an increase of 5.7%.

Sales for the quarter ended March 31, 2011 increased 9.6% to $220,151,000, compared to $200,866,000 for the second fiscal quarter a year ago.  The improvement from a year ago reflected sales growth in the Company’s Brand Solutions businesses and higher unit volume in the Casket segment, in addition to the impact of recent acquisitions.  Consolidated operating profit for the three months ended March 31, 2011 was $28,485,000, compared to $27,118,000 in the same quarter a year ago, representing an increase of 5.0%

For the six months ended March 31, 2011, net income attributable to the Company was $29,801,000, compared to $28,927,000 for the first six months of fiscal 2010.  Earnings per share for the first six months of fiscal 2011 were $1.01 per share, compared to $0.96 per share for the same period a year ago, representing an increase of approximately 5%.

Sales for the six months ended March 31, 2011 were $427,495,000, compared to $393,839,000 for the same period a year ago, representing an increase of 8.5%.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and the impact of recent acquisitions, offset partially by an unfavorable impact from changes in foreign currency rates.  As a result of the growth in sales, consolidated operating profit for the six months ended March 31, 2011 increased to $50,451,000, compared to $49,294,000 in the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $3,400,000 on the Company’s sales and $460,000 ($0.01 per share) on operating profit for the first six months of the current fiscal year, compared to a year ago.

Matthews International Corporation                                     2 of 4                                                                                April 25, 2011

In the Brand Solutions group, each of the Company’s segments reported sales growth over the comparable periods last year resulting predominantly from higher unit volumes.  The Graphics Imaging segment reported sales increases in all of its principal markets, including Europe, the United States and Asia.  Sales for the Marking Products segment were higher than a year ago as a result of increased sales of equipment and consumable products, primarily in North America and China.  Merchandising Solutions segment sales were also higher than last year for the quarter and six-month periods as a result of an increase in projects for several global customers.

In the Memorialization group, Casket segment sales increased over the prior year mainly reflecting the impact of recent acquisitions.  In addition, the segment reported an increase in unit volume during the fiscal 2011 second quarter, compared to the same quarter last year.  On a year-to-date basis, Bronze segment sales through March 31, 2011 were higher than a year ago, primarily reflecting the Company’s acquisition of United Memorial Products (acquired in December 2009).  For the fiscal 2011 second quarter, sales for the Bronze segment declined from a year ago principally as a result of lower unit volume of memorial products and an unfavorable shift in product mix.  Fiscal 2011 second quarter and year-to-date sales for the Cremation segment increased over the prior year principally as a result of last year’s acquisition (March 2010) of a cremation equipment company in England.

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We were pleased with the improvement in our consolidated operating results for the second quarter and first six months of fiscal 2011.  Each of our Brand Solutions segments reported sales growth for the quarter and year-to-date periods, which we believe is attributable in part to further stability in economic trends.  More importantly, the consistency of order rates in these businesses continued to improve.  In addition, we are seeing improvements in our operating margins for these businesses, resulting from a combination of sales growth and the benefit of recent cost structure actions.

“As a group, our Memorialization businesses also reported higher sales for the quarter and year-to-date periods, compared to a year ago.  Higher casket sales volume and an increase in cremation equipment backlog in North America during the current quarter were very encouraging.  In addition, acquisitions continued to be an important contributor to the growth of these segments.”

Mr. Bartolacci further stated:  “While the recent sales trends in several of our businesses are encouraging, we continue to expect some near-term challenges, particularly in our Bronze segment with rising metal costs in a competitive selling price environment.  However, with the continued growth in our Brand Solutions businesses, we remain confident toward achieving our earnings expectations for the fiscal year.

Matthews International Corporation                                                                                       3 of 4                                                              April 25, 2011

“In November 2010, we provided guidance that fiscal 2011 earnings were projected to grow in the mid-to-high single digit percentage range over fiscal 2010 (excluding unusual charges from both years).  Based on the fiscal 2011 second quarter and year-to-date operating results and our current forecasts, we are maintaining our projections at this time.”

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The Board of Directors of Matthews International Corporation also declared, at its regularly scheduled meeting on Thursday, April 21, 2011, a dividend of $0.08 per share on the Company’s common stock for the quarter ended March 31, 2011.  The dividend is payable May 16, 2011 to stockholders of record May 2, 2011.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                       4 of 4                                                             April 25, 2011

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Sales	$220,151	$200,866	$427,495	$393,839
Operating Profit	28,485	27,118	50,451	49,294
Income before Taxes	26,199	25,482	47,295	46,816
Income Taxes	(9,080)	(9,187)	(16,653)	(16,865)
Net Income	17,119	16,295	30,642	29,951
Non-Controlling Interests	(532)	(364)	(841)	(1,024)
Net Income attributable to Matthews	$16,587	$15,931	$29,801	$28,927
Earnings per Share – Diluted	$0.56	$0.53	$1.01	$0.96